IDACORP

1221 W. Idaho Street

Boise, ID  83702

February 9, 2006

FOR IMMEDIATE RELEASE

Lawrence F. Spencer, Director of Investor Relations

Phone:  (208) 388-2664

lspencer@idacorpinc.com

IDACORP Announces Fourth Quarter and 2005 Results

2005 Year-End Highlights

2005 net income of $63.7 million or $1.50 per diluted share versus $73.0 million or $1.90 per share in 2004

Utility operating income increases from $109.0 million in 2004 to $151.7 million in 2005

Record growth in customers of approximately 17,000

4th Quarter Highlights

2005 earnings per diluted share of $0.18 versus $0.37 in 2004

Utility operating income increases 8.2 percent over 2004 levels to $31.8 million

General rate case filed in October

Goodwill write-off at IDACOMM of $10 million or $0.24 per share

Progress made in settling California refund proceeding

BOISE--IDACORP, Inc. (NYSE:IDA) today reported 2005 net income of $63.7 million ($1.50 per diluted share) as compared with $73.0 million ($1.90 per share) in 2004.  Idaho Power Company, IDACORP's principal operating subsidiary, reported earnings per diluted share of $1.70 in 2005 as compared with $1.71 in 2004.  Operating income at Idaho Power Company increased 39.1 percent over 2004 levels to $151.7 million.

            "The increase in our operating income at Idaho Power Company over 2004 is indicative of our success in executing our strategy within the core business.  Continued strong customer growth combined with timely recovery of our investments in utility infrastructure lifted operating income over 2004 levels," said IDACORP President and Chief Executive Officer Jan B. Packwood.    "The current stream flow forecast indicates better operating conditions in 2006 that should provide the opportunity for further improvement if we are successful in obtaining a favorable resolution to our current Idaho rate case."

2005 Full Year Performance Summary

The key components of the change in annual IDACORP net income are:

Idaho Power's earnings increased to $72 million, a $6 million increase over last year.  This increase resulted primarily from improved operating margins resulting from the implementation of general rate increases in June of both years.  Idaho Power set another record for annual general business customer growth with a gain of 16,737 customers to 457,146.  This represents a 3.8 percent increase year-over-year.

IDACOMM lost $13 million in 2005 compared to $2 million in 2004. In the fourth quarter of 2005, IDACOMM recorded a $10 million goodwill impairment, which resulted principally from a revision to the company's business strategy and decision to phase out the broadband-over-powerline portion of its business.

Net loss at IdaTech increased $3 million, as that subsidiary continues in its product development phase. The increase results from a $3 million reduction in sales of products in development, and a $2 million increase in product development costs.

Earnings at IDACORP Energy increased from $2 million to $5 million, due primarily to a reduction in the allowance for uncollectible accounts due from California parties in the California refund proceeding.  IDACORP Energy is in settlement negotiations with several parties related to legal actions surrounding transactions in the California markets in 2000 and 2001.  If the settlement agreement is finalized as currently contemplated and is subsequently approved by the Federal Regulatory Energy Commission, IDACORP Energy's required reserve would be reduced.  Based upon management's assessment, the allowance account was reduced by $9.5 million in the fourth quarter of 2005.  In 2004, IDACORP Energy recorded $4 million of gains on settlements of legal disputes.

In 2005, IDACORP Financial contributed $2 million less to earnings than in the prior year.  In 2004, IDACORP Financial recorded a $2 million gain on the sale of its investment in the El Cortez Hotel in San Diego, California.

Per share amounts in 2005 were also affected by the issuance of approximately four million shares of common stock in December 2004.

Fourth Quarter Performance Summary

The key components of the change in fourth quarter IDACORP net income are:

Idaho Power's fourth quarter earnings increased from $14.6 million in 2004 to $16.5 million in 2005 reflecting the June 2005 rate increase along with customer growth.  The fourth quarter 2004 results of $0.37 per share included the benefits received from the irrigation load reduction program resolution of $13.6 million or $0.21 per share.

Earnings in the fourth quarter were lower primarily due to recording $10 million ($0.24 per diluted share) of goodwill impairment at IDACOMM, partially offset by a reduction in IDACORP Energy's allowance for bad debts of $9.5 million ($0.13 per diluted share after tax).

Holding company results in the fourth quarter 2005 reflect the reversal of intraperiod tax allocations from the first nine months of the year, in accordance with interim reporting requirements.

Fourth quarter earnings per share amounts in 2005 were also affected by the issuance of approximately four million shares of common stock in December 2004.

Analysis of Earnings Per Share

The following table summarizes earnings (loss) per diluted share from each business:

	Three Months Ended		Year-To-Date
Subsidiary	12/31/05	12/31/04	12/31/05	12/31/04

Idaho Power Company	$ 0.39	$ 0.37	$ 1.70	$ 1.71
IDACORP Energy	0.13	-	0.12	0.06
IDACORP Financial Services	0.07	0.09	0.26	0.35
Ida-West Energy	0.02	-	0.06	0.08
IdaTech	(0.05)	(0.04)	(0.21)	(0.15)
IDACOMM	(0.28)	(0.03)	(0.31)	(0.05)
Holding Company	(0.10)	(0.02)	(0.12)	(0.10)
	$ 0.18	$ 0.37	$ 1.50	$ 1.90

            The following table summarizes the effect of certain items on earnings per diluted share:

	Three Months Ended		Year-To-Date
	12/31/05	12/31/04	12/31/05	12/31/04
Idaho Power Company
Irrigation Load Reduction		$ 0.21		$ 0.21
Reverse regulatory tax liability				0.43
General rate case settlement				(0.31)
Financing costs - preferred stock				(0.05)
Disallowed Rate Case Costs				(0.14)
IDACORP Financial Services
Sale of El Cortez				0.05
IDACORP Energy
Settlement of legal matters				0.08
Reduction in Allowance for Bad Debt	$0.13		$0.13
Ida-West Energy
Debt Restructure				0.06
IDACOMM
Goodwill Impairment Charge	(0.24)		(0.24)

2006 Outlook

            The February 7, 2006 hydrological survey shows Snake River Basin snow pack levels at 135 percent of average.  The Northwest River Forecast Center (NWRFC) currently projects 8.0 million acre-feet (maf) of water will flow into Brownlee Reservoir during the April-through-July 2006 period.  The NWRFC's 30-year average measured inflow into Brownlee is 6.3 maf during the period.  In 2005, April-July inflows were 3.6 maf.

            Through January 2006, heating degree days were nearly 20 percent less than normal and more than 11 percent less than last January.

Projected Key Operating & Financial Metrics - 2006

            The projected key operating and financial metrics for 2006 are:

Metric	Current Estimate (*)
Idaho Power Company Operation & Maintenance Expense (Millions)	$250-$260
Idaho Power Company Capital Expenditures (Millions)	$190-$200
Idaho Power Company Hydroelectric Generation (Million MWh)	8.5-10.5
Non-regulated Subsidiary Earnings Per Share from Continuing Operations	$(0.05)-$0.00
Effective Tax Rates: Idaho Power Company Consolidated - IDACORP	38%-42% 20%-25%

            (*)  Key operating and financial metrics will be updated quarterly.

Recent Events

            In October 2005, Idaho Power filed with the Idaho Commission for an additional $44.0 million in annual revenue or an overall average increase of 7.8 percent to base rates.  Key dates in the general rate case over the next few months are:

DATE	ACTION
February 7, 14 and 16	Settlement Conferences for the parties
March 3	Staff and Intervenor prefile testimony
April 10 - 13	Technical Hearing in Boise
May 24	Commission Order anticipated

            During the fourth quarter of 2005, Idaho Power sold 69,500 excess sulfur dioxide (SO2) emission allowances (out of a total of approximately 107,000 excess allowances) on the open market for approximately $71 million.  Subsequently, Idaho Power sold an additional 5,000 emission allowances for approximately $7.5 million.  Idaho Power now is seeking an order from the Idaho Public Utilities Commission to determine the accounting treatment for these transactions and the allocation of proceeds between retail customers and shareholders.

Direct LINK Launch

IDACORP news and information can now be sent directly to your e-mail inbox.  To register for this service, go to the "Newsroom" area of the company's Web site (http:www.idacorpinc.com) and select "Direct LINK Sign Up" from the menu at the far left of the page.

Web Cast / Conference Call

The company will hold an analyst conference call today at 2:30 p.m. Mountain

Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast.  Details of the conference call logistics are posted on the company's Web site (http:www.idacorpinc.com).  A replay of the conference call will be available on the company's Web site for a period of twelve months.  IDACORP and Idaho Power expect to file their combined Annual Report on Form 10-K with the Securities and Exchange Commission on March 7.

Background Information / Safe Harbor Statement

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power

Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; IdaTech, a developer of integrated fuel cell systems; IDACOMM, a provider of telecommunication services and commercial Internet services; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Factors that could cause actual results to differ materially from the forward-looking statements include:  changes in governmental policies, including new interpretations of existing policies, and regulatory actions, and regulatory audits, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, the Oregon Public Utility Commission and the Internal Revenue Service with respect to allowed rates of return, industry and rate structure, day-to-day business operations, acquisition and disposal of assets and facilities, operation and construction of plant facilities, relicensing of hydroelectric projects, recovery of purchased power expenses, recovery of other capital investments, present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs) and other refund proceedings; changes arising from the recently enacted Energy Policy Act of 2005; litigation and regulatory proceedings, including those resulting from the energy situation in the western United States, and settlements that influence business and profitability; changes in and compliance with environmental, endangered species and safety laws and policies; weather variations affecting hydroelectric generating conditions and customer energy usage; over-appropriation of surface and groundwater in the Snake River Basin resulting in reduced generation at hydroelectric facilities; construction of power generating facilities including inability to obtain required governmental permits and approvals, and risks related to contracting, construction and start-up; operation of power generating facilities including breakdown or failure of equipment, performance below expected levels, competition, fuel supply, including availability, transportation and prices, and transmission; impacts from the potential formation of a regional transmission organization; population growth rates and demographic patterns; market demand and prices for energy, including structural market changes; changes in operating expenses and capital expenditures and fluctuations in sources and uses of cash; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by factors such as credit ratings and general economic conditions; actions by credit rating agencies, including changes in rating criteria and new interpretations of existing criteria; homeland security, natural disasters, acts of war or terrorism; market conditions and technological developments that could affect the operations and prospects of IDACORP's subsidiaries or their competitors; increasing health care costs and the resulting effect on health insurance premiums paid for employees; performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to pension plans, as well as the reported costs of providing pension and other postretirement benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; changes in tax rates or policies, interest rates or rates of inflation; adoption of or changes in critical accounting policies or estimates; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any forward-looking statement speaks only as of the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

IDACORP, Inc.

Condensed Consolidated Statements of Income

For Periods Ended December 31, 2005 and 2004

(unaudited)

 (Thousands of Dollars, except per share amounts)

                                                                   Three Months Ended                      Year-To-Date

                                                                 12/31/05         12/31/04            12/31/05        12/31/04

Operating Revenues:

  Electric Utility:

     General business.............................    $     163,081   $     144,686      $     667,270   $     635,835                     Off-system sales        37,605..........................................    21,249           142,794             121,148

     Other revenues.................................              4,146           24,334              27,619           62,526

        Total electric utility revenues...........           204,832          190,269             837,683          819,509

  Other..................................................              5,817             6,516              21,805           21,554

        Total Operating Revenues...............           210,649          196,785             859,488          841,063

Operating Expenses:

  Electric Utility:

     Purchased power..............................            59,907           32,765             222,310          195,642

     Fuel expense...................................            25,680           25,898             103,164          103,261

     Power cost adjustment.....................             (1,322)            8,746               (2,995)          39,184

     Other operations & maintenance........            58,353           64,575             241,209          252,318

     Depreciation.....................................            25,252           25,395             101,485          101,015

     Taxes other than income taxes..........              5,212             3,554              20,856           19,090

        Total electric utility expenses.........           173,082          160,933             686,029          710,510

  Other:

     Expense..........................................              1,703           13,081              35,440           37,341

     Goodwill Impairment.........................              9,969                    -              10,270                    -

        Total Operating Expenses..............           184,754          174,014             731,739          747,851

Operating Income (Loss):

  Electric Utility.....................................            31,750           29,336             151,654          108,999

  Other..................................................             (5,855)          (6,565)             (23,905)         (15,787)

        Total Operating Income..................            25,895           22,771             127,749           93,212

Other Income......................................              4,376             5,736              17,722           29,205

Earnings (Loss) of Unconsolidated

  Equity-Method Investments...............             (1,297)          (1,869)                  (713)            1,050

Other Expense....................................              2,095             2,515                8,006           12,115

Interest Expense and Preferred Dividends:

  Interest on long-term debt.....................            14,246           14,309              56,930           54,937

  Other interest......................................              1,362                739                3,241             3,379

  Preferred dividends of Idaho Power .......                     -                    -                       -             4,823

        Total Interest and

        Preferred Dividends........................            15,608           15,048              60,171           63,139

Income Before Income Taxes.................            11,271             9,075              76,581           48,213

Income Tax Expense (Benefit)................              3,744           (5,191)              12,920          (24,770)

Net Income ..........................................    $        7,527   $       14,266      $       63,661   $       72,983

Weighted Average Common Shares

  Outstanding (000's)............................            42,374           38,863              42,279           38,361

Earnings per Share of Common Stock

Basic.................................................    $          0.18         $                 0.37          $      1.51       $                     1.90

Diluted................................................    $          0.18         $                 0.37          $      1.50       $                     1.90

Dividends Paid per Share of Common

  Stock.................................................    $          0.30         $                 0.30          $      1.20       $                     1.20

IDACORP, Inc.

Condensed Consolidated Statements of Cash Flows

For Twelve Months Ended December 31, 2005 and 2004

Summary Financial Information

(unaudited)

(Thousands of Dollars)

                                                                                                    Twelve Months Ended

                                                                                               12/31/2005         12/31/2004

Operating Activities

  Net Income.................................................................         $        63,661        $        72,983

  Adjustments to reconcile net income to

     net cash provided by operating activities:

        Impairment of assets.............................................                           -                   9,075

        Unrealized losses from energy marketing activities...                         17                      131

        Depreciation and amortization.................................                 124,124                124,192

        Deferred taxes and investment tax credits................                 (31,769)               (33,912)

        Changes in regulatory assets.................................                    7,275                 16,788

        Gain on sale of assets...........................................                   (2,128)                 (4,475)

        Gain on extinguishment of debt...............................                           -                  (7,188)

        Undistributed (earnings) losses of subsidiaries.........                 (16,762)                  2,495

        Goodwill impairment..............................................                  10,270                          -

  Change in:

           Receivables and prepayments.............................                 (17,165)                 (1,442)

           Accounts payable and other accrued liabilities......                       883                 15,806

           Taxes receivable/accrued....................................                  26,412                      717

           Other.................................................................                    (4,260)                    (474)

        Net cash provided by operating activities..................                 160,558                194,696

Investing Activities

  Additions to property, plant and equipment....................                (195,537)              (199,770)

  Sale of emission allowances.........................................                  70,757                          -

  Other..........................................................................                   36,768                 (29,870)

        Net cash used in investing activities........................                  (88,012)              (229,640)

Financing Activities

  Issuance of long-term debt...........................................                  64,992                106,442

  Issuance of common stock...........................................                    6,296                115,690

  Retirement of long-term debt.........................................                 (83,067)               (79,890)

  Retirement of preferred stock of IPC..............................                           -                (52,351)

  Dividends on common stock.........................................                 (50,690)               (45,838)

  Increase (decrease) in short-term borrowings.................                  23,830                (58,250)

  Other..........................................................................                    (4,954)                  (2,615)

        Net cash used in financing activities........................                  (43,593)                (16,812)

  Net increase (decrease) in cash and cash equivalents....                  28,953                (51,756)

  Cash and cash equivalents - beginning of period.............                   23,403                  75,159

  Cash and cash equivalents - end of period.....................         $        52,356        $        23,403

IDACORP, Inc.

Condensed Consolidated Balance Sheets

As of December 31, 2005 and 2004

Summary Financial Information

(unaudited)

(Thousands of Dollars)

                                                                                          12/31/05                  12/31/04

Assets

  Cash and cash equivalents..................................          $          52,356         $          23,403

  Receivables, net of allowance..............................                     87,030                    57,956

  Employee notes.................................................                       2,951                      3,523

  Energy marketing assets....................................                     23,859                      9,203

  Other current assets...........................................                    131,324                   127,331

     Total current assets.........................................                    297,520                   221,416

  Investments.......................................................                    191,623                   223,061

  Property, plant and equipment-net........................                 2,314,259                2,209,462

  Energy marketing assets - long-term....................                     22,189                    16,635

  Regulatory assets..............................................                    415,177                   433,271

  Employee notes - long-term................................                       2,862                      3,746

  Other assets......................................................                    120,496                   126,581

     Total other assets............................................                    560,724                   580,233

        Total Assets................................................          $     3,364,126        $     3,234,172

Liabilities and Shareholders' Equity

  Current maturities of long-term debt......................          $          16,307         $          78,603

  Notes payable....................................................                     60,100                    36,270

  Accounts payable...............................................                     83,744                    79,156

  Energy marketing liabilities..................................                     24,093                      9,420

  Other current liabilities........................................                    109,341                    82,009

     Total current liabilities......................................                    293,585                   285,458

  Deferred income taxes........................................                    521,855                   555,774

  Energy marketing liabilities - long-term.................                     22,189                    16,635

  Regulatory liabilities............................................                    345,109                   275,854

  Other liabilities...................................................                    132,557                   112,616

     Total other liabilities.........................................                 1,021,710                   960,879

  Long-term debt...................................................                 1,023,580                   979,549

  Shareholders' equity...........................................                 1,025,251                1,008,286

          Total Liabilities & Shareholders' Equity...........          $     3,364,126         $     3,234,172

Idaho Power Company Supplemental Operating Statistics

                                                              Three Months Ended                  Year-To-Date

                                                              12/31/05        12/31/04         12/31/05       12/31/04

Energy Use - MWh

   Residential..................................        1,336,060       1,255,532       4,760,275       4,580,337

   Commercial.................................           919,701          905,964       3,638,694       3,560,911

   Industrial.....................................           874,799          859,407       3,422,616       3,334,955

   Irrigation......................................            81,710           81,433       1,467,227       1,763,387

   Total General Business................        3,212,270       3,102,336     13,288,812     13,239,590

   Off-System Sales.........................           504,803          446,024       2,773,852       2,885,350

      Total........................................        3,717,073       3,548,360     16,062,664     16,124,940

Revenue ($000's)

   Residential..................................    $       83,981   $       74,436     $   299,488   $     274,313

   Commercial.................................            43,722           39,924          173,268          164,053

   Industrial.....................................            31,366           27,522          118,259          111,797

   Irrigation......................................              4,012             2,804            76,255           85,672

   Total General Business................           163,081          144,686          667,270          635,835

   Off-System Sales.........................            37,605           21,249          142,794          121,148

      Total........................................    $     200,686   $     165,935     $   810,064   $     756,983

Customers - Period End

   Residential..................................           380,952          366,218

   Commercial.................................            58,087           56,274

   Industrial.....................................                 132                126

   Irrigation......................................            17,975           17,791

      Total........................................           457,146          440,409